Exhibit 99.2

E-Waste Systems Enters Australia with 1800eWaste

First of a Series of ePlant1000™ technology and global brand deployment

London, UK. – [14] May, 2013 -- E-Waste Systems, Inc. (OTCQB: EWSI), an electronic waste management and reverse logistics company and the first public pure eWaste company announced today expansion plans into Australia and the southern hemisphere.  EWSI signed a binding Memorandum of Understanding with 1800eWaste, Ltd (“1800eWaste”), Australia’s leading electronic waste collection and recycling service provider, which is intended to result in deployment of EWSI’s ePlant1000™ technology.

“With the launch of this effort, we will begin to establish our eWaste brand into the southern hemisphere supported by a highly professional team in Australia,” stated Martin Nielson, CEO of EWSI.  “The Australian market is undergoing major legislative changes and the timing of this deal is ideal. Together with 1800eWaste, we will be at the forefront of the changes leading the standard while simultaneously extending our eWaste brand in support of the highest eWaste standards,” added Mr. Nielson.

According to the Australian Bureau of Statistics, Australia is the 10th largest user of technology worldwide, and the problem created by e-waste is mounting. In Australia, electronic waste, or e-waste, is growing at three times the rate of general waste.  The cumulative volume of televisions and computers reaching the end of their useful life is expected to reach 181,000 tonnes, or 44 million units by 2027, and presently only about 10-12% of all end-of-life electronic equipment is recycled, with much of the balance going to landfills.

“The collaboration between EWSI and 1800eWaste is designed to seize the Australian market opportunity by establishing our eWaste brand and technology as the standard and to exert added pressure to enact the legislation being debated,” stated Mr. Nielson.

“This is another strategic milestone for EWSI due to Australia’s geographical position and it being a global leader in environmental solutions.  In addition, 1800eWaste and its founders provide solid credentials in the Australian market with established ewaste operations.  Established more than 18 years ago, 1800eWaste is one of the most significant waste collectors in Australia and is further expanding its own operations via a mix of owned and franchised operations,” added Mr. Nielson.

“We are looking forward to working with EWSI to come up with a great solution of which we can be proud.  We have an excellent existing operation which we intend to grow and we would like to do so with the EWSI team,” said Geordie Gill, CEO of 1800eWaste, and one of the three brothers who founded the firm.

The deal involves an eWaste brand license and deployment of a state-of-the-art electronic waste recycling plant in the Sydney area. 1800eWaste is a mature operator of waste recycling in Australia and this license, along with the EWSI technology, will extend their current efforts to include a wider array of electronics.  These services are intended to be marketed under the eWaste™ and 1800ewaste™ joint brands.  EWSI is also expecting to negotiate rights to the 1800ewaste™ brand in other jurisdictions with the intent of expanding its brand portfolio.

As part of EWSI’s 2013 global brand deployment plan, there are a number of similar initiatives now underway and EWSI expects that agreements in the Middle East, Europe, Africa, and India will complement its North American portfolio of brand affiliates.  China is also progressing very well and more brand licenses and technology expansion is expected there in the near future.

“We are delighted to be teaming up with Geordie and his team,” said Mr. Nielson. “The business they have built over the years has become a trusted service provider and recognized brand in Australia and it seems it’s growing from strength to strength.  This license and technology acquisition perfectly complements elements of our announced goals for 2013 of growing our global brand and expanding our technologies,” said Mr. Nielson.

The terms of the transaction will be filed with the SEC on Form 8-K.

Industry Expansion
The e-waste and reverse logistics market has become a $100B+ annual business (Source: Blumberg Associates), excluding much of the resale of still usable goods that flood the marketplace as new updates in software and hardware are released. Furthermore, as environmental legislation and policies sets more stringent requirements for the disposal of these items, many analysts and practitioners expect e-waste to grow faster than any other waste stream over the next 5 years. The benefits of e-waste management and recycling are many, including conservation of natural resources, creation of new jobs, prevention of environmental contamination by toxic chemicals, and reduction of energy requirements.

About E-Waste Systems, Inc.
E-Waste Systems, Inc. is the sole pure play public company in the emerging waste electrical and electronics equipment ("WEEE") industry. EWSI targets companies facing regulatory or other mandates for handling e-waste. EWSI operates and assists its large geographical network of affiliates, applying best practices in professional management, offering state-of-the-art engineering, and providing a truly global e-waste solution. Additional information, including the business plan summary, is available on the Company’s website: www.ewastesystems.com.

For more information as it happens, follow @EWasteSystemsIn on Twitter,  Facebook, and LinkedIn. Or contact Investor Relations at: ir@ewastesystems.com

Safe Harbor Statement: Certain statements and information in this release constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.